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                                                                    EXHIBIT 99.2
                           FORM OF BROKER NOMINEE FORM

                            PRISON REALTY CORPORATION
                  Dividend Reinvestment and Stock Purchase Plan

Broker and Nominee Form

By Mail:
To:      BankBoston, N.A.
         c/o EquiServe, Limited Partnership
[Address]
Telephone:_______________

Instructions                                    Dated: ____________


As provided in the Prospectus dated May __, 1999 (the "Prospectus") relating to the Prison Realty Corporation (the "Company") Dividend Reinvestment and Stock Purchase Plan (the "Plan"), this form is to be used only by a broker, bank, or other nominee directing the reinvestment of all or a portion of the dividends payable to, or making an optional cash purchase under the plan on behalf of, one or more, a Beneficial Owner(s) whose shares are held in the name of a securities depository.

The broker, bank, or other nominee submitting this form hereby certifies that
(a) the information contained herein is true and correct as of the date of this form; (b) a current copy of the Prospectus has been delivered to each Beneficial Owner on whose behalf the optional cash purchase or initial cash purchase listed below is being transmitted; and (c) the amount of the optional cash purchase or initial cash purchase listed below, together with any other optional cash purchases this month, does not exceed $5,000 for each Beneficial Owner represented (unless accompanied by a Company-approved request for waiver form. BankBoston, N.A. is hereby appointed as agent to apply any optional cash purchases or initial cash purchases toward the purchase of shares under the Plan.

A new Broker and Nominee Form must be completed and submitted each month that an optional cash purchase or initial cash purchase is submitted. This form will not be accepted unless it is completed in its entirety and accompanies the full amount of the optional cash purchase or initial cash purchase.

For further information about the Plan please call ______________.

Total Initial Cash Purchase or Optional Cash Purchase Amount to be Credited

Name of Depository Participant Submitting Payment

Participant Number with Depository

Contact

Name of Depository

Name of Beneficial Owner Represented

Address

City                                 State                           Zip

Tax I. D. Number

Telephone                                                Fax

Date


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Method of Payment:

         [ ] Check            [ ] Money Order            [ ] Other (Specify)

*If Investment amount exceeds $5,000 for any Beneficial Owner a completed "Request for Waiver Form" must accompany this form.

Please enroll my account in the Plan as indicated below:

    [ ] Full Dividend Reinvestment      [ ] Partial Dividend Reinvestment*     [ ] Optional Cash Only

If you do not indicate a choice, you automatically will default into the full reinvestment election with all dividends reinvested.

Name of Broker, Bank or Nominee             By:

                                            Title:

                                            Name:

*I wish to receive cash dividends on _______ shares and to reinvest my cash dividends on the remainder of any shares for this account. I may also make optional cash payments.